As filed with the Securities and Exchange Commission on June 14, 2022

Registration No. 333-219885

Registration No. 333-222135

Registration No. 333-229965

Registration No. 333-235374

Registration No. 333-251223

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-219885

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-222135

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-229965

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-235374

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-251223

Under the Securities Act of 1933

LIBERTY MEDIA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	12300 Liberty Boulevard Englewood, Colorado 80112 (Address of Principal Executive Offices) (Zip Code)	37-1699499 (I.R.S. Employer Identification No.)

Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended

Liberty Media Corporation 2022 Omnibus Incentive Plan

(Full title of plans)

Renee L. Wilm, Esq. Liberty Media Corporation 12300 Liberty Boulevard Englewood, Colorado 80112 (720) 875-5300 (Name, Address and Telephone Number, Including Area Code, of Agent for Service)	Copy to: Samantha H. Crispin, Esq. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112 (212) 408-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

Liberty Media Corporation (the “Registrant”) filed with the Securities and Exchange Commission (the “Commission”) the following registration statements on Form S-8 (collectively, the “Registration Statements”) on the dates set forth below to register shares, as set forth below, under the Liberty Media Corporation 2017 Omnibus Incentive Plan, as amended (the “2017 Plan”):

•                  File No. 333-219885 to register 4,000,000 shares of Series C Liberty Formula One Common Stock, par value $0.01 per share (“FWONK”), 2,000,000 shares of Series C Liberty SiriusXM Common Stock, par value $0.01 per share (“LSXMK”), and 500,000 shares of Series C Liberty Braves Common Stock, par value $0.01 per share (“BATRK”);

•                  File No. 333-222135 to register 2,800,000 shares of BATRK;

•                  File No. 333-229965 to register 5,000,000 shares of FWONK;

•                  File No. 333-235374 to register 5,000,000 shares of FWONK, 5,000,000 shares of LSXMK and 1,000,000 shares of BATRK; and

•                  File No. 333-251223 to register 3,500,000 shares of BATRK.

On June 14, 2022, the Registrant’s stockholders approved the Liberty Media Corporation 2022 Omnibus Incentive Plan (the “2022 Plan”). No future awards will be granted under the 2017 Plan and any shares remaining, or that again would otherwise become available for awards under the 2017 Plan as of the date the 2022 Plan became effective as a result of awards that are forfeited, terminated, canceled or rescinded, settled in cash in lieu of shares, or exchanged for awards that do not involve shares of FWONK, LSXMK or BATRK, or expire unexercised on or after the date the 2022 Plan became effective, will be available for issuance under the 2022 Plan (the “Rollover Shares”).

The Registrant is filing this Post-Effective Amendment to the Registration Statements pursuant to (i) the Securities Act of 1933, as amended (the “Securities Act”), (ii) the undertaking in Item 512(a)(1)(iii) of Regulation S-K, which requires the Registrant to disclose a material change in the plan of distribution as it was originally disclosed in the Registration Statements, and (iii) the Securities Act Forms Compliance and Disclosure Interpretation Question 126.43, reflecting the interpretive position of the Division of Corporation Finance of the Commission, to amend the Registration Statements to also cover the registration of up to 4,747,547 FWONK Rollover Shares, 2,059,947 LSXMK Rollover Shares and 689,088 BATRK Rollover Shares under the 2022 Plan (to the extent such shares are, or become no longer issuable under the 2017 Plan and instead are, or become, issuable under the 2022 Plan). No additional securities are being registered by this Post-Effective Amendment. For the avoidance of doubt, this Post-Effective Amendment will not cause the Registration Statements to cover the registration of any additional FWONK, LSXMK or BATRK shares that may be offered under the 2022 Plan that were not previously issuable under the 2017 Plan.

I-i

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with Rule 428 under the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Post-Effective Amendment or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Post-Effective Amendment pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428 under the Securities Act. Upon request, the Registrant will furnish to the Commission or its staff a copy or copies of all the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, previously filed with the Commission by the Registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than any report or portion thereof furnished or deemed furnished, including under certain items of Current Report on Form 8-K) are incorporated herein by reference.

(i)                                     Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 25, 2022, including the description of FWONK, LSXMK and BATRK shares contained in Exhibit 4.12 thereto, and any amendment or report filed for the purpose of updating such description;

(ii)                                  Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, filed on May 6, 2022; and

(iii)                               Current Report on Form 8-K filed on March 11, 2022.

All documents filed by the Registrant with the Commission pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished, including under certain items of Current Report on Form 8-K) subsequent to the date of this Post-Effective Amendment and prior to the filing of a post-effective amendment to the Registration Statements, which post-effective amendment indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in the Registration Statements and made a part thereof from their respective dates of filing (such documents, and the document enumerated above, being hereinafter referred to as “Incorporated Documents”); provided, however, that the documents enumerated above or subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act in each year during which the offering made by the Registration Statements is in effect prior to the filing with the Commission of the Registrant’s Annual Report on Form 10-K covering such year shall not be Incorporated Documents or be incorporated by reference in the Registration Statements or be a part thereof from and after the filing of such Annual Report on Form 10-K.

Any statement contained in this Post-Effective Amendment, in an amendment hereto or in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Post-Effective Amendment to the extent that a statement contained herein or in any subsequently filed amendment to the Registration Statements or in any subsequently Incorporated Document modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statements.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.

Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of the Registrant provides as follows:

1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of the Registrant will not be liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 will be prospective only and will not adversely affect any limitation, right or protection of a director of the Registrant existing at the time of such repeal or modification.

2. Indemnification.

(a) Right to Indemnification. The Registrant will indemnify, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) incurred by such person. Such right of indemnification will inure whether or not the claim asserted is based on matters which antedate the adoption of Article V, Section E of the Charter. The Registrant will be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of the Registrant.

(b) Prepayment of Expenses. The Registrant will pay the expenses (including attorneys’ fees) incurred by a director or officer in defending any proceeding in advance of its final disposition; provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding will be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 60 days after a written claim therefor has been received by the Registrant, the claimant may file suit to recover the unpaid amount of such claim and, if successful, will be entitled to be paid the expense (including attorney’s fees) of prosecuting such claim to the fullest extent permitted by Delaware law. In any such action the Registrant will have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph will not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of the Registrant, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e) Other Indemnification. The Registrant’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity will be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Article V, Section E of the Charter will not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

The Registrant’s Amended and Restated Bylaws provide indemnification that is similar to the indemnification in the Charter.

The Registrant has also entered into indemnification agreements with its directors and officers. The indemnification agreements are intended to provide indemnification to the fullest extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description

4.1

Specimen certificate for shares of the Registrant’s Series C Liberty Formula One Common Stock, par value $.01 per share (incorporated by reference to Exhibit 4.7 to Amendment No. 1 to the Registrant’s Registration Statement on Form 8-A filed on January 24, 2017 (File No. 001-35707)).

4.2

Specimen certificate for shares of the Registrant’s Series C Liberty SiriusXM Common Stock, par value $.01 per share (incorporated by reference to Exhibit 4.6 to the Registrant’s Registration Statement on Form S-4 filed on December 22, 2015 (File No. 333-208699) (the “S-4”)).

4.3	Specimen certificate for shares of the Registrant’s Series C Liberty Braves Common Stock, par value $.01 per share (incorporated by reference to Exhibit 4.9 to the S-4).

5.1	Opinion of Baker Botts L.L.P. as to the legality of the securities being registered.*

23.1	Consent of KPMG LLP.*

23.2	Consent of Baker Botts L.L.P (included in Exhibit 5.1).*

24.1	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 filed on August 10, 2017 (File No. 333-219885)).

24.2	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 filed on December 18, 2017 (File No. 333-222135)).

24.3	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 filed on February 28, 2019 (File No. 333-229965)).

24.4	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 filed on December 5, 2019 (File No. 333-235374)).

24.5	Power of Attorney (incorporated by reference to Exhibit 24.1 to the Registrant’s Registration Statement on Form S-8 filed on December 9, 2020 (File No. 333-251223)).

99.1	Liberty Media Corporation 2017 Omnibus Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A, filed on April 20, 2017 (File No. 001-35707)).

99.2

Amendment, dated March 12, 2018, of certain Liberty Media Corporation incentive plans (incorporated by reference to Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, filed on May 9, 2018 (File No. 001-35707)).

99.3	Liberty Media Corporation 2022 Omnibus Incentive Plan (incorporated by reference to Annex A to the Registrant’s Proxy Statement on Schedule 14A, filed on April 26, 2022 (File No. 001-35707)).

*Filed herewith.
** Previously filed.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the above-referenced Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Colorado, on this 14th day of June, 2022.

LIBERTY MEDIA CORPORATION

By:	/s/ Katherine C. Jewell
Name:	Katherine C. Jewell
Title:	Assistant Vice President and Assistant Secretary

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	Chairman of the Board and Director	June 14, 2022
John C. Malone

*	Director, Chief Executive Officer and President (Principal Executive Officer)	June 14, 2022
Gregory B. Maffei

/s/ Brian J. Wendling	Chief Accounting Officer and Principal Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 14, 2022
Brian J. Wendling

*	Director	June 14, 2022
Robert R. Bennett

Name	Title	Date

/s/ Derek Chang	Director	June 14, 2022
Derek Chang

*	Director	June 14, 2022
Brian Deevy

*	Director	June 14, 2022
M. Ian G. Gilchrist

*	Director	June 14, 2022
Evan D. Malone

*	Director	June 14, 2022
Larry E. Romrell

*	Director	June 14, 2022
Andrea L. Wong

*By:	/s/ Katherine C. Jewell
Katherine C. Jewell
Attorney-in-fact

Signatures by power of attorney are with respect to those registration statements for which a power of attorney was previously granted.